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                                                                 Exhibit 10.1(a)

                      AMENDED AND RESTATED PROMISSORY NOTE

U.S. $41,000,000.00                                               May 30, 2000

            FOR VALUE RECEIVED, and at the times hereinafter specified, ROGER P. SONNABEND, PETER J. SONNABEND and BOY A.J. VAN RIEL, trustees of the Charterhouse of Cambridge Trust, and not individually, under a Declaration of Trust dated December 27, 1963 and recorded at Middlesex South Deeds Book 11160, Page 340, as amended by Amendment of Declaration of Trust dated July 8, 1966 and recorded at Middlesex South Deeds Book 11160, Page 359 ("Charterhouse"), and SONESTA OF MASSACHUSETTS, INC., a Massachusetts corporation ("Sonesta," and, together with Charterhouse, collectively, "Maker"), whose address is c/o Sonesta International Hotels Corp., 200 Clarendon Street, 41st Floor, Boston, Massachusetts 02116, hereby promises to pay to the order of SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation (hereinafter referred to, together with each subsequent holder hereof, as "Holder"), at 1 SunAmerica Center, Century City, Los Angeles, California 90067-6022, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of FORTY ONE MILLION AND NO/100THS DOLLARS ($41,000,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

                                    Recitals.

            On or about January 6, 1997, Holder made a $22,880,000.00 loan to Maker (the "Original Loan"). The Original Loan is evidenced by a Promissory Note dated as of December 18, 1996 (the "Original Note") executed by Maker for the benefit of Holder in the original principal amount of $22,880,000.00. Maker has requested that Holder make an additional advance to Maker in the amount of $19,865,733.66 (the "Additional Advance"). Immediately prior to Holder making the Additional Advance, the outstanding principal balance existing under the Original Loan will be $21,134,266.34 (the "Original Loan Principal Balance"). After Holder makes the Additional Advance, the aggregate principal indebtedness owing by Maker to Holder under the Original Loan and the Additional Advance will be, as of the date of such Additional Advance, $41,000,000.00 (the "New Principal Balance"). This Amended and Restated Promissory Note (this "Note") shall be effective as of the date Holder makes the Additional Advance to Maker (the "Closing Date"), and upon Holder making such Additional Advance, (a) this Note shall consolidate the Original Loan and the Additional Advance, and amend, modify and restate in its entirety, the Original Note, and (b) the conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions contained in the Original Note.

                                   Agreement.

            By its execution and delivery of this Note, Maker covenants and agrees as follows:
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            1. Interest Rate and Payments.

                  (a) Commencing on the Closing Date, the balance of principal outstanding from time to time under this Note (which, as of the Closing Date, will be $41,000,000.00) shall bear interest at the rate of 8.60% per annum (the "New Rate"), computed on the basis of a 360-day year for the actual number of days elapsed.

                  (b) Accrued interest (if any) on the Original Loan Principal Balance, at the interest rate set forth in the Original Note, shall be payable on the Closing Date, in arrears. In addition, interest only, at the New Rate, on the New Principal Balance shall be payable on the Closing Date, in advance, for the period from and including the Closing Date through and including June 30, 2000.

                  (c) Commencing on August 1, 2000, and continuing on the first day of each month thereafter through and including June 1, 2010, combined payments of principal and interest shall be payable, in arrears, in the amount of $332,910.63 each (such amount representing an amount that would be sufficient to fully amortize the amount of this Note over a twenty-five (25) year period (the "Amortization Period"), if such amortization were based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each).

                  (d) The entire outstanding principal balance, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on July 1, 2010 (the "Original Maturity Date").

            2. Holder's Extension Option; Net Operating Income.

                  (a) If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon at the Original Maturity Date, Holder shall have the right, at Holder's sole option and discretion, to extend the term of the loan evidenced by this Note (the "Loan") for an additional period of five (5) years (the "Extension Term"). If Holder elects to extend the term of the Loan, Maker shall pay all fees of Holder incurred in connection with such extension, including, but not limited to, reasonable attorneys' fees and title insurance premiums. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder.

                  (b) Should Holder elect to extend the term of the Loan as provided above, Holder shall (i) reset the interest rate borne by the then-existing principal balance of the Loan to a rate per annum (the "Extension Term Rate") equal to the greater of (A) the New Rate, or (B) Holder's (or comparable lenders', if Holder is no longer making such loans) then-prevailing interest rate for five (5) year loans secured by properties similar to the Property (hereinafter defined), as determined by Holder in its sole discretion;
(ii) re-amortize the then-existing principal balance of the Loan over the remaining portion of the Amortization Period (the "New Amortization Period");
(iii) have the right to require Maker to enter into modifications of the non-economic terms of the Loan Documents as Holder may request (the "Non-Economic
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Modifications"); and (iv) notwithstanding any provision set forth in the Loan
Documents to the contrary, have the right to require Maker to make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments during the Extension Term shall be based upon the Extension Term Rate, in an amount that would be sufficient to fully amortize the outstanding principal balance of the Loan over the New Amortization Period, if such amortization were based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each.

                  (c) If Holder elects to extend the term of the Loan, Holder shall advise Maker of the Extension Term Rate on or prior to the Original Maturity Date.

                  (d) In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Original Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an "Additional Payment Date"), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Original Maturity Date is January 1, then Net Operating Income for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.

                  (e) Holder shall deposit all such Net Operating Income received from Maker into an account or accounts maintained at a financial institution chosen by Holder or its servicer in its sole discretion (the "Deposit Account") and all such funds shall be invested in interest-bearing investments in a manner acceptable to Holder in its sole and reasonable discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.

                  (f) On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.

                  (g) As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: all Maker's right, title and interest in and to the Deposit Account; all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); all interest thereon; any certificates, instruments and securities, if any, representing the Deposit Account; all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; any monies then or at any time thereafter deposited therein; any increases, renewals, extensions, substitutions and replacements thereof; and all proceeds of the foregoing.

                  (h) From time to time, but not more frequently than monthly, Maker may request a disbursement (a "Disbursement") from the Deposit Account for shortfalls in
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Operating Expenses (as defined in Section 2(k) below), capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion, provided, however, that Holder shall consent to Disbursements to cover Operating Expenses in months when Gross Revenue (as defined in Section 2(k) below) is insufficient to pay such Operating Expenses, if (i) the budget approved by Holder as provided in Section 3 below for the applicable period contemplates such deficit between Gross Revenue and Operating Expenses for such months, (ii) no Default or Event of Default shall exist, and (iii) funds in the Deposit Account are sufficient to pay the requested Disbursement.

                  (i) Upon the occurrence of any Event of Default (i) Maker shall not be entitled to any further Disbursement from the Deposit Account; and
(ii) Holder shall be entitled to take immediate possession and control of the Deposit Account (and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.

                  (j) All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.

                  (k) For the purposes of the foregoing:

                        (i) "Excess Funds" shall mean, on any Additional Payment Date, the amount of funds then existing in the Deposit Account (including any Net Operating Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;

                        (ii) "Net Operating Income" shall mean, for any particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);

                        (iii) "Gross Revenue" shall mean all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, business interruption insurance proceeds, operating expense pass-through revenues and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and

                        (iv) "Operating Expenses" shall mean the sum of all ordinary and necessary operating expenses actually paid or incurred by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents, (b) monthly debt

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      service payments as required under this Note, (c) federal and state income taxes, and (d) amounts contributed by Maker to the Replacement Reserve Account (as defined in the Replacement Reserve and Security Agreement executed by Maker for the benefit of Holder, as amended).

            3. Budgets During Extension Term.

                  (a) Within fifteen (15) days following the Original Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Original Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker's projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder's reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions reasonably requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (the "Budget") for the applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.

                  (b) During the Extension Term, Maker shall operate the Property in accordance with the Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating "Net Operating Income," without the prior written consent of Holder except for emergency expenditures which, in the Maker's good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.

            4. Reports During Extension Term.

                  (a) During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker's payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker's calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker's manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.

                  (b) In addition, on or before February 15 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker's reconciliation of any difference between the actual aggregate amount of the Net Operating
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Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker's manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.

                  (c) Holder may notify Maker within ninety (90) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder's notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an independent certified public accountant with at least fifteen
(15) years of hotel accounting experience designated by Holder within fifteen
(15) days after such ten (10) day period. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant's determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.

                  (d) Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.

            5. Loan Prepayment and Defeasance.

                  (a) Except for (i) the application of the Additional Principal Payment (as defined in that certain Consolidated and Renewed Promissory Note (the "Key Biscayne Note") of even date herewith in the principal amount of $31,000,000.00 executed by Sonesta Beach Resort Limited Partnership, a Delaware limited partnership (the "Key Biscayne Borrower") for the benefit of Holder) to the principal balance of this Note in connection with the Defeasance of the Key Biscayne Note, and (ii) the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Mortgage, Maker shall have no right to prepay all or any portion of the Loan evidenced by this Note during the period commencing on the date hereof through, but not including, the date of the regularly scheduled payment due under this Note that is six (6) months prior to the Original Maturity Date (the "Optional Prepayment Date"). From and after the Optional Prepayment Date, and at any time during the Extension Term, Maker may prepay the Loan in whole, but not in part, together with accrued interest to the date of such prepayment, without prepayment premium thereon, and
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without any obligation to satisfy the Defeasance Requirements (hereinafter defined). Any such prepayment shall be subject to the requirement that Maker gives not less than thirty (30) days' prior written notice to Holder of Maker's election to prepay this Note, and subject to the caveat that Maker may not prepay the Loan on a Friday or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the Commonwealth of Massachusetts. Except for the application of the Additional Principal Payment (as defined in the Key Biscayne Note) to the principal balance of this Note and the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided above, and except for making payments of Net Operating Income as required above, in no event shall Maker be permitted to make any partial prepayments of this Note.

                  (b) No prepayment premium shall be due in connection with the application of insurance proceeds or condemnation awards to the principal balance of this Note as provided in the Mortgage. If Holder applies any insurance proceeds to the principal balance of this Note as provided in the Mortgage, then Maker shall have the right to prepay the remaining principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon.

                  (c) At any time during the term of the Loan, Maker shall have the right to satisfy the "Defeasance Requirements" set forth below (a "Defeasance"), provided that (i) Maker gives not less than thirty (30) days' prior written notice to Holder of Maker's election to complete a Defeasance (a "Defeasance Notice"), and (ii) Maker thereafter timely fulfills the Defeasance Requirements. The Defeasance Requirements shall be as follows:

                        (i) The date for fulfillment of the Defeasance Requirements ("Defeasance Date") shall be identified by Maker in the Defeasance Notice.

                        (ii) All interest, fees and charges then due under all of the Loan Documents shall be paid in full as of the Defeasance Date and there shall exist no Default or Event of Default under this Note or under any of the other Loan Documents.

                        (iii) Maker shall remit to Holder, or Holder's designee, an amount of funds designated by Holder (the "Defeasance Deposit") as sufficient for Holder to purchase United States government obligations on behalf of Maker which are not callable or subject to prepayment, of such maturities and interest payment dates and bearing such interest as will, without further investment or reinvestment of either the principal amount thereof or the investment income thereon, be sufficient to pay as and when due the principal of and interest on this Note on each regularly scheduled payment date hereunder and on the Original Maturity Date (the "Defeasance Collateral").

                        (iv) On or prior to the Defeasance Date, Maker shall deliver, or cause to be delivered, to Holder:

                        A. written confirmation from an independent certified
                  public accountant acceptable to Holder that the Defeasance Collateral is sufficient

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                  to timely make the required payments of principal and interest due under this Note as and when they become due, as described above;

                        B. a security agreement executed by Maker, in form and
                  substance satisfactory to Holder, creating in Holder a first priority lien on the Defeasance Deposit and the Defeasance Collateral (the "Defeasance Security Agreement"), together with such other documents, notices and/or UCC Financing Statements requested by Holder and necessary or desirable in Holder's determination to create and perfect Holder's security interest in the Defeasance Deposit and Defeasance Collateral;

                        C. an opinion of counsel to Maker, in form and substance
                  and delivered by counsel satisfactory to Holder in its sole discretion, stating, among other things, that (1) Holder has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral, (2) the Defeasance Security Agreement is enforceable against Maker in accordance with its terms, (3) the Defeasance will not cause any REMIC Trust formed pursuant to Section 860D of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code"), that holds this Note (if any) to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of the Defeasance, and (4) if applicable, after the Defeasance, the Loan will continue to be a "qualified mortgage" within the meaning of Section 860G of the Code;

                        D. a certificate, executed by an authorized officer of
                  Maker, certifying that all Defeasance Requirements set forth in this Note have been satisfied; and

                        E. such other certificates, documents or instruments as
                  Holder may reasonably request.

                        (v) Maker shall pay, or cause the Key Biscayne Borrower to pay, to Holder for application to the amounts due under the Key Biscayne Note, an amount equal to fifteen percent (15%) of the outstanding principal balance of this Note existing immediately prior to the Defeasance (referred to herein as the "Additional Principal Payment").

                        (vi) Maker shall pay all costs and expenses of Holder incurred in connection with the Defeasance, including, without limitation, any costs and expenses associated with a release of the lien of the Mortgage as provided below, the assumption of this Note by any Successor Maker, if applicable, as well as attorneys' and accountants' fees, service fees and expenses.
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                        (vii) In connection with the Defeasance, Maker hereby
      appoints Holder as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase the Defeasance Collateral.

                        (viii) Maker, pursuant to the Defeasance Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to Holder or to an account maintained by, or for the benefit of, Holder (unless otherwise directed by Holder) and applied to satisfy the obligations of Maker or Successor Maker, if applicable, under this Note.

                        (ix) Maker shall submit to Holder, concurrently with Maker's delivery of the Defeasance Notice, a release of lien or reconveyance of the Mortgage and related Loan Documents (including any guaranty) for execution by Holder. Such release or reconveyance shall be in form appropriate in the jurisdiction in which the Property is located and satisfactory to Holder, in its reasonable discretion. Maker shall pay all recording costs, fees and expenses associated with recording such release or reconveyance and shall provide all other documentation Holder reasonably requests in connection with such release or reconveyance, together with a certificate certifying that such documentation (A) is in compliance with all applicable laws, and (B) will effect such release or reconveyance in accordance with the terms of this Note.

                        (x) Upon satisfaction of all of the Defeasance Requirements, the Property shall be released from the lien of the Mortgage, and the Defeasance Collateral shall be the sole source of collateral securing this Note. Holder shall remit to Maker any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral and to satisfy Maker's obligations under this Section.

                        (xi) In connection with the release of the lien of the Mortgage, Holder, at Maker's expense, may form or, at Holder's request, Maker shall form, a special-purpose, bankruptcy-remote entity whose only assets shall be the Defeasance Collateral (the "Successor Maker"), to be the successor obligor under this Note and the Defeasance Security Agreement. At Holder's request, Maker shall assign, and Successor Maker shall assume, all of Maker's rights and obligations under this Note and the Defeasance Security Agreement. In connection therewith, Successor Maker shall execute an assumption agreement in form and substance satisfactory to Holder, in Holder's sole discretion, pursuant to which Successor Maker shall assume Maker's obligations under this Note and the Defeasance Security Agreement, and Maker and any guarantors shall be released from their obligations with respect to such assumed documents. Maker shall pay $1,000.00 to Successor Maker as consideration for assuming the obligations under this Note and the Defeasance Security Agreement. In connection with such assignment and assumption, Maker shall:

                        A. Deliver to Holder an opinion of counsel, in form and
                  substance and delivered by counsel satisfactory to Holder in its sole discretion stating, among other things, that (x) such assumption agreement
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                  is enforceable against Maker and Successor Maker in accordance with its terms, (y) this Note, the Defeasance Security Agreement and any other documents executed in connection with the Defeasance are enforceable against Successor Maker in accordance with their respective terms, and (z) the transfer of the Defeasance Collateral to Successor Maker does not constitute a fraudulent conveyance or a preference under applicable bankruptcy and state law; and

                        B. Pay all reasonable costs and expenses incurred by
                  Holder or its agents in connection with such assignment and assumption, including, without limitation, all reasonable fees and disbursements of legal counsel.

                  (d) If, prior to the Optional Prepayment Date, Holder accelerates this Note due to the occurrence of an Event of Default, then in addition to Maker's obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay to Holder an additional amount (a "Prepayment Premium") equal to the greater of (i) one percent (1%) of the outstanding principal amount of this Note, or (ii) the Present Value of this Note (hereinafter defined), less the amount of principal being prepaid, calculated as of the prepayment date. In addition, Maker shall be obligated to pay to Holder a prepayment premium on the Additional Principal Payment (as defined in the Key Biscayne Note) being applied to the principal balance of this Note in connection with the Defeasance of the Key Biscayne Note, in an amount equal to the percentage of the principal balance being prepaid in connection therewith, multiplied by the Prepayment Premium that would be due if this Note were accelerated on such date.

                  (e) For the purposes of the foregoing:

                        (i) The "Present Value of this Note" with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note, attributed to the amount being prepaid, at the Discount Rate. If prepayment occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period;

                        (ii) The "Discount Rate" is the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually;

                        (iii) The "Treasury Rate" is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note (excluding the Extension Term), for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

            6. Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the Commonwealth of Massachusetts (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.

            7. Default Rate.

                  (a) The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at the greater of (i) eighteen percent (18%) per annum and (ii) a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first business day of each month (the "Default Rate"); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.

                  (b) If any payment under this Note is not made within five (5) days following its due date, then interest shall accrue at the Default Rate from the date such payment was due until payment is actually made.

            8. Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any amounts due under this Note in the event any such amount is not paid within five (5) days following its due date.

            9. Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal.

            10. Immediately Available Funds. Payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind.

            11. Security. This Note is (a) secured by, among other things, a Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents dated as of December 18, 1996, executed by Maker for the benefit of the named Holder hereof, as amended by a Mortgage and Loan Modification Agreement of even date herewith executed by Maker and Holder (as amended, the "Mortgage") encumbering Maker's fee interest and leasehold interest in and to certain real property and improvements thereon commonly known as the Royal Sonesta Hotel, City of Cambridge, Middlesex County, Massachusetts, as more particularly described in such Mortgage (the "Property") and the other Loan Documents (as defined in the Mortgage), and (b) guaranteed by Key Biscayne Borrower pursuant to a Non-Recourse Guaranty Agreement of even date herewith executed by Key Biscayne Borrower for the benefit of Holder (the "Non-Recourse Guaranty Agreement"), which Non-Recourse Guaranty Agreement is secured by a second Mortgage, Security Agreement, Fixture Filing,

Financing Statement and Assignment of Leases and Rents of even date herewith executed by the Key Biscayne Borrower, for the benefit of the named Holder hereof (the "Key Biscayne Second Mortgage") encumbering certain real property and improvements thereon commonly known as the Sonesta Beach Resort, Key Biscayne, Florida.

            12. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Mortgage.

            13. Event of Default. Each of the following events will constitute an event of default (an "Event of Default") under this Note, the Loan Documents, the Key Biscayne Loan Documents (as defined in the Mortgage) and the Key Biscayne Second Mortgage, and any Event of Default under any Loan Document, Key Biscayne Loan Document or the Key Biscayne Second Mortgage shall constitute an Event of Default hereunder and under each of the other Loan Documents, the Key Biscayne Loan Documents and the Key Biscayne Second Mortgage:

                  (a) any failure to pay any sum due hereunder within five (5) days after its due date or failure to perform any covenant or agreement herein contained within thirty (30) days following written notice of default thereof; or

                  (b) if, at any time during the Extension Term, Gross Revenue for any twelve (12) month period shall be less than ninety-three percent (93%) of the amount of projected Gross Revenue for such month set forth in the applicable Budget.

            14. Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of an Event of Default described in Section 13(b) hereof, Holder shall have the option, in its sole discretion, to either (a) exercise any remedies available to it under the Loan Documents, the Key Biscayne Loan Documents or the Key Biscayne Second Mortgage, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder's approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder.

            15. Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note by Maker, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

            16. Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder,

(d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all reasonable costs and expenses, including reasonable attorneys' fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.

            17. Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to Massachusetts and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder's option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.

            18. Non-Recourse; Exceptions to Non-Recourse. Except as expressly hereinafter set forth, the recourse of Holder with respect to the obligations evidenced by this Note shall be solely to the Property, Chattels, and Intangible Personalty (as such terms are defined in the Mortgage and the Key Biscayne Second Mortgage), and all other collateral pledged by Maker to secure this Note. Notwithstanding anything to the contrary contained in this Note or in any Loan Document, Key Biscayne Loan Document or the Key Biscayne Second Mortgage, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder (a) in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder's foreclosure on the Property or any portion thereof; (b) to recover from Maker damages or costs (including without limitation reasonable attorneys' fees) incurred by Holder as a result of waste by Maker; (c) to recover from Maker any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Mortgage; (d) to recover from Maker any rents, profits, security deposits, advances, rebates, prepaid rents or other similar sums attributable to the Property collected by or for Maker following an Event of Default under any Loan Document and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of this Note, or held pursuant to Leases or other applicable agreements; (e) to pursue the personal liability of Maker under the provisions of Section 5.10 of the Mortgage, including any indemnification provisions under such Section; (f) to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or by law or in equity (or to recover under any guarantee agreement given in connection with this Note); (g) to recover from Maker and to properly apply and disburse the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed to Maker) that are either unpaid by Maker or paid by Holder under the Mortgage and to collect from Maker any sums expended by Holder in fulfilling the obligations of Maker under any leases, permits, licenses (including liquor licenses), management, franchise or license agreements or any other agreements affecting or relating to the Property or the operation of the Property as a full-service hotel; (h) to pursue any personal liability of Maker and/or Guarantor under the Environmental Indemnity Agreement; and (i) to recover from Maker the amount of any loss suffered by Holder (that would otherwise be covered by insurance) as a result of Maker's failure to maintain any insurance required under the terms of any Loan Document. The agreement contained in this paragraph to limit the personal liability of Maker shall become null and void and be of no further force and effect in the event
(i) that the Property or any part thereof or any interest therein, or any interest in Maker, shall be further encumbered by a voluntary lien securing any obligation upon which Maker or any general partner, principal or affiliate of Maker shall be personally liable for repayment, whether as obligor or guarantor which has not been approved in advance by Holder; (ii) of any breach or violation of Section 5.4, 5.5 or 5.7 of the Mortgage; (iii) of any fraud or material misrepresentation by Maker in connection with the Property, the Loan Documents or the application made by Maker for the Loan; or (iv) of any execution, amendment, modification or termination without the prior written consent of Holder if such consent is required under the terms of Section 5.3 of the Mortgage, of any Primary Lease or Secondary Lease. For purposes of the foregoing, "affiliate" shall mean any individual, corporation, trust, partnership or any other person or entity controlled by, controlling or under common control with Maker. A person or entity of any nature shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another person or entity, whether through ownership of voting securities, by contract, or otherwise.

            19. Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

            20. Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

            21. Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

            22. Time of Essence. Time is of the essence of this Note.

            23. Remedies Cumulative. The remedies provided to Holder in this Note, the Mortgage, the Loan Documents, the Key Biscayne Loan Documents and the Key Biscayne Second Mortgage are cumulative and concurrent and may be exercised singly, successively or together against Maker, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Holder.

            24. No Waiver. Holder shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.

            25. Joint and Several Obligation. If Maker is more than one person or entity, then (a) all persons or entities comprising Maker are jointly and severally liable for all of the Maker's obligations hereunder; (b) all representations, warranties, and covenants made by Maker shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default, or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker.

            26. WAIVER OF JURY TRIAL. MAKER AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGE, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

            27. WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM. MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT PREMIUM (EXCEPT AS OTHERWISE PROVIDED HEREIN), UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM

PROVIDED FOR IN THIS NOTE OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED IN THE MORTGAGE. MAKER HEREBY DECLARES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE

CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

                   [Balance of page intentionally left blank]

            IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.

                              /s/
                              ------------------------------------------
                              Peter J. Sonnabend, Trustee of the Charterhouse of Cambridge Trust, and not individually


                              /s/
                              ------------------------------------------
                              Boy A.J. van Riel, Trustee of the Charterhouse of Cambridge Trust, and not individually


                              SONESTA OF MASSACHUSETTS, INC., a
                              Massachusetts corporation


                              By: /s/
                                  --------------------------------------
                                  Peter J. Sonnabend, Vice President